Ref No: AXIS-CAM590202240006/NEG/North/2024-25

AXIS/CAMU/23-24/3481

Date: 02.04.2024

Yatra Online Limited
Unit No 1101-1103, 11th Floor,
Tower B, Unitech Cyber Park,
Sec. - 39, Gurgaon, Haryana,122002

Sub: Renewal of Credit Facilities

Dear Sirs,

With reference to your request, we advise the Renewal of Credit Limits as detailed below subject to compliance of the terms and conditions, as covered in Annexure/s herewith The terms and conditions governing the facilities are furnished in Annexure – I enclosed herewith.

(Rs. In Crores)

Particulars	Main Limit/Sublimit	Existing Limits	Revised Limits
Working Capital			
Sales Bill Discounting	Main Limit	30.00	30.00
Overdraft (OD)	(Sublimit of Sales Bill Discounting)	(0.10)	(10.00)
Total (FB)		30.00	30.00
Total WC		30.00	30.00

We also request you to take note of Annexure II attached describing the RBI Instructions on 'Prudential Norms on Income Recognition, Asset Classification and Provisioning, pertaining to Advances Dated 12th November, 2021.

Please return the duplicate copy of this letter, along with the Annexures duly countersigned, as a token of your acceptance of the terms and conditions stipulated for the said credit facilities. We request you to please contact our WBC(CCSU) Gurgaon for the required formalities.

Yours truly

Saurabh Mishra
RM WBCG -NEGFS

Ashish Gupta
SVP WBCG -NEGFS

YATRA ONLINE LIMITED

AXIS BANK

Annexure I

1.	Borrower	Yatra Online Ltd
2.	Founders	Dhruv Shringi, Manish Amin and Sabina Chopra
3.	Lender	Axis Bank Ltd

PART I: TERMS FOR WORKING CAPITAL AND OTHER SHORT-TERM FACILITIES

A	Facility	Bill / Invoice Discounting with recourse to Yatra Online Limited
1.	Limit Sub-limits	Rs.30.00 Crores Sub-limit for Overdraft
2.	Purpose	To meet the working capital requirements.
3.	Rate of Interest / Discount	3 M MCLR + 0.35% (presently 9.55% p.a), to be collected up front.
4.	Commission	Rs.2000/- plus applicable taxes
5.	Discounting period	Maximum up to 60 days
6.	Cash Margin	90% of the invoice value to be discounted
7	Security	As per Security Section
8.	Other covenants	1. The company to open Non Operative CA with Axis to route the proceeds from the parties 2. The inflows in respect of collections from debtors whose invoices are discounted shall be routed through this account. Clear instruction of payment to be made in Non Operative CA account should be present on all bills discounted by Axis. The Borrower shall intimate the clients identified above as well as to other lenders that a bill/invoice discounting facility has been sanctioned to the company for a specific list of clients which cannot be modified without prior approval of the Bank. 3. Letter from the Borrower authorizing their official to send discounting request to the Bank through authorized email id and / or the Borrower's letter head 4. The Borrower to submit copy of invoices/bills (segregated client wise and due date wise), along with copy of proof of delivery. No Delivery Proof required for Service Bills. 5. Invoices/bills older than 30 days shall not be accepted for discounting. Proof of delivery should not be older than 30 days from the date of billing. No Delivery Proof required for Service Bills. 6. Axis Bank will not be a party to any trade/quality/quantity issues between the Borrower and identified clients. 7 The BP account is debited and the proceeds are credited to the operative account. Interest is recovered upfront for a period of 60 days. Excess interest, if any, shall be settled on a quarterly basis, on submission of reconciliation 8 Also, if there are no sufficient funds in the Non Operative account on the due date, Axis Bank shall recover it from other operating account or the borrower has to bring in additional funds to the CATRA account. 9 Any new clients to be added with an external rating below AA, should be subject to specific approval from the credit team. For addition of clients with an external rating AA and above, no such approval is required. (List of approved customers has been attached as a part of annexures) 10 If bills drawn on any party are returned unpaid, further bills drawn on the same party will not be accepted for discounting/purchase 11 In case bills are [illegible] 2% [illegible] above on the overdue amount [illegible]

Yatra Online Limited

A	Facility	Bill / Invoice Discounting with recourse to Yatra Online Limited
		12. Facilities to be informed to the existing lenders 13. In case of SBD, Bills to be discounted for identified list of Buyers/Debtors only, whose names as well as per Buyer/Debtor level limits should be recorded in the appraisal note. 14. In case of SBD, Buyer/debtor due diligence check to be done and found satisfactory, on counts like external ratings, CRILC check, BQS and the same to be recorded in the appraisal note. 15. The request for discounting to come on email along with 5% sample invoices and no proof of delivery. 16. Minimum Sample Size (No. of invoices) for verification of Bills (scanned copies of original invoices) will be 5% of no of invoices 17. Upfront invoice only 5% has to be submitted. 18. In case any discrepancy found in the invoices submitted vis-à-vis the discounting done, further discounting in the account to be stopped, till the time the discrepancy is resolved. 19. Invoice audit to be conducted. 20. The Request letter must be signed as per the BR authority given. Applicable representations & Warranties: • That the bills and documents submitted represent genuine trade transaction of good/services • That the amount of such bills truly represents the value of the goods/services • That the transactions is the nature of accommodation have not been conducted between related parties like group companies, associated companies & house firms • That the borrower shall submit an undertaking (format mutually agreed) to an effect stating the same invoice shall not be discounted with any other lender. In case of any deviation noticed, the lender shall have an irrevocable right to recall the facility immediately.
9	Penal Charges	In the event of non-payment of interest on due date, penal charges at 8% p.a above applicable interest rate on the overdue amount, subject to the aggregate not exceeding Rs. 1,00,000 (Rs One lac) per instance will be charged

B	Facility	Overdraft
1	Limit Sub-limits	Rs.10.00 Crores Sub-limit of Sales Bill Discounting
2	Purpose	For routine WC purpose / Cash flow mismatch
3	Margin	Nil
4	Interest	3 M MCLR + 1.00% (presently 10.20% p.a.), payable at monthly intervals
5	Repayment	On Demand
6	Security	As per Security Section
7	Other covenants	i Estimated quarterly cash flow statement to be submitted 15 days prior to the beginning of the quarter and CA certified actual cash flow statement to be submitted within 45 days of end of the quarter
8	Penal charges	In the event of non payment of overdraft / interest, penal charges at 8% p.a above applicable interest rate on the overdue amount, subject to the aggregate not exceeding Rs. 1,00,000 (Rs One lac) per instance will be charged

PART II: TERMS COMMON TO ALL FACILITIES COVERED IN PART I

TERMS COMMON TO ALL FACILITIES COVERED IN PART I		
1	Tenor of facility	One year from the date of sanction i.e. DATE 19.02.2025
2.	Financial Follow-up Repots (FFR)	Not Applicable
3.	Conditions precedent to the initial disbursement	1. The borrower shall complete all documentation to the satisfaction of the Bank including Borrower's/Promoter's undertaking as stipulated.
4	Penal Charges	i. In the event of delay/ non-submission of stock/ book debts statements/ FFRs/ QIS within stipulated period And/ OR ii. In the event of expiry of working capital limits: • Penal charges at 1% p.a. on outstanding amount of fund-Based credit facilities will be charged. The Bank reserves the right to stop operations in the account on expiry of the sanctioned limits
5	Other covenants	1. The borrower will place its proportionate banking business (other than the receivables exclusively charged to other lenders) with the Bank. 2. Axis Bank reserves the right to review the facility and security at any time during the tenor along with the right to recall the facilities in which case any outstanding dues shall be required to be paid off or will be cash collateralized (within a cure period of 10 days) 3. Axis Bank reserves the right to recall and/or cancel the facility in case the borrower is classified as Special Mention Account (SMA 0,1,2) or in case of any adverse conduct reported with any credit bureaus 4. Book-debts arising on account of bills drawn on sister/ associate concerns will not be financed 5. The borrower shall pay the charges to the Bank as per the Banks standard schedule of charges for various services rendered by the Bank 6. The borrower should undertake not to divert working capital funds for long term purposes. 7. The borrower should undertake that its total short borrowings under banking system during the financial year shall not exceed assessed MPBF for that financial year. 8. Any other conditions stipulated by any other lenders shall be applicable on mutatis mutandis basis 9. Borrower shall undertake to retire the bills / LCs without devolving liability on the bank.
6	Special Conditions	1. Intimation to Axis Bank to be made for any further debt raised by the company. 2. The Facilities shall be subject to internal review at the end of six months. However, this renewal of working capital limits shall be done at the end of One Year 3. Monies brought in by the promoters/ directors/ associate companies as loans/ share application money pending allotment towards funding shall be subordinated to the facility of the Lenders and shall not be repaid during the currency of the loans by the Lenders without the prior approval of the lenders
7	Financial Covenants	The below Financial Covenants shall be tested on a quarterly basis • Unencumbered cash & cash equivalents in case there is a cash burn identified during quarterly testing the borrower shall maintain cash and cash equivalents of 12 months burn both at borrower and the Group level • The Company Net Worth to be positive

TERMS COMMON TO ALL FACILITIES COVERED IN PART I		
		• Debt by Equity not to exceed more than 2.00. Definitions/ Calculations: Monthly cash burn to be calculated as higher of: • Monthly cash burn of trailing 3 months • Previous FY's monthly cash burn Monthly cash burn = [(PAT + Depreciation + Non-Cash Expenses) for period under calculation/No. of months] + Current monthly principal repayment of debt Monthly cash burn=(PAT+ Depreciation+Non Cash Items) for period under calculation/No. of months+ Current monthly Principal Repayment. Runway Months= Current Cash in Hand/Monthly Cash Burn "**Equity**" means the sum of Equity Share Capital+ Other Equity (Including OCI) "**Debt**" shall mean current and non-current borrowings taken by company from banks/ financial institutions.
8.	Event of Default	Unless waived by the Bank, following shall constitute an Event of Default: 1. The Borrower does not pay on the due date, any amount payable under the Facility. 2. The Financial Covenants stipulated, if any, have not been complied with. 3. Any information provided by the Borrower, or any of its Representations and Warranties being found to be or becoming incorrect or untrue. 4. Any trigger which in opinion of the Lender will have a material adverse effect on: a. the business, operations, condition (financial or otherwise) or prospects of the Borrower; or b. the ability of the Borrower to perform its obligations under the loan documents; or c. the validity or enforceability of or the effectiveness or ranking of any hypothecated security or the rights or remedies of the Lenders under any of the documents.
9.	Other banking services	The Borrower shall route its collections, payments and ancillary business (including but not limited to Salary accounts of employees, Statutory payments, FX, A1/A2 payments, etc.), through Axis Bank at least in proportion to the limits sanctioned by the Bank. The Borrower shall give access to their Promoters, Directors and CXOs to facilitate opening of their savings / salary accounts with Axis Bank

YATRA ONLINE LIMITED

PART III: TERMS COMMON TO FACILITIES COVERED IN PART I

TERMS COMMON TO FACILITIES COVERED IN PART I

1.	Upfront/ Non refundable Processing Fee:	0.30% of the Loan Amount plus applicable taxes
2.	Commitment Fee	Nil
3	**Security**	

S.No.	Type of Security	Details	Facilities Covered
1	Primary	• Exclusive Charge on receivables being discounted by Axis Bank • First Pari-passu charge on all the current assets, both present and future (Excluding Receivables specifically charged to other lenders for Invoice Discounting Facility) • First Pari-passu charge on all movable fixed assets, both present and future	Sales Bill Discounting and Overdraft
2.	Collateral	Fixed Deposit Cash margin of Rs 6 crs to be placed with the Bank, with Bank's lien noted thereon (exclusive for Axis Bank). Fixed Deposit tenor to be equal to or greater than facility tenor.	Sales Bill Discounting and Overdraft
3.	Guarantor	Nil	

Any additional collateral security other than those mentioned herein above offered by borrower to other lenders (in case of pari passu charge) shall also be available to the Bank

4.	Validity of Sanction	The sanction shall be valid for acceptance upto 30 days from the date of sanction. Similarly, in case the first disbursement is not completed within 6 months from the date of sanction, the proposal shall require re-validation
5	Basis of Valuation of Book-Debts	At invoice Value
6	Interest Reset / Spread Reset	The Bank reserves the right to alter the interest rate or the spread or the interest reset date upon occurrence of any of the following: i. RBI enhancing the standard provisioning requirements/risk weightage for banking assets; or ii. downward revision in the credit rating of borrower/guarantor/security provider by a Credit Rating Agency and/or Internal ratings; or iii. occurrence of an Event of Default; or iv. changes in externally prevailing directives of regulatory authorities/RBI. In the event the interest reset is not acceptable, the borrower shall have the option to prepay the entire amounts outstanding under the Facility within 60 days from the reset date without prepayment premium
7	Benchmark Reset	The benchmark MCLR/MIBOR/SOFR/G-Sec/REPO would be as prevalent on the date of the 1st disbursement and would be reset as per tenure of the benchmark. Reset For Non MSME borrowers linked to REPO: The interest rate reset under REPO may be done once in three months or as decided by Bank whichever is earlier as per Bank's extant guidelines in force

TERMS COMMON TO FACILITIES COVERED IN PART I		
		Reset For MSME borrowers linked to REPO: The interest Rate reset in all Repo linked MSME accounts will happen on 25th of each quarter end, i.e. 25th March, 25th June, 25th September & 25th December during a calendar year The spread would remain unchanged during the tenor of the facility.
8.	Penal Charges	i. In the event of non-creation of security within stipulated timelines. AND/OR ii. Penal Charges in case of breach in the: **financial covenants/** **Non-financial covenant:** AND/OR iii. Non-submission/ delay in submission of Audited balance sheet within stipulated period of 6 months from the end of financial year of the company AND/OR Penal charges at 1% p.a. from the date of each Non-Financial default on outstanding amount of fund-Based credit facilities and on the amount of limit utilised of non-fund based facilities (as applicable) will be charged for the period of default. Wherever penal charges are mentioned across the sanction letter, following points will be applicable: a. There shall be no capitalisation of Penal Charges b. Said Penal Charges will be subject to GST as per applicable law on Goods and Service Tax in India, and GST will be charged as per applicable rate separately.
9	Interest Calculation	The interest to be calculated for 360 days (for USD denominated loans) and 365 days (for other currency loans) irrespective of leap year
10	Security Creation Timeline	Security creation and perfection completed
11	Valuation	a. Valuation report for immoveable properties (land and building) from an empanelled/ valuers acceptable to the Bank. b. The valuation report will be required from a minimum of two independent valuers if the property is valued at Rs 50 crs or above at the time of initial valuation. Lower of the two valuations will be considered. Valuation report shall be submitted once in every three years. c. Cost of valuation shall be borne by company

12 The Facility shall not be utilized for:

1. Subscription to or purchase of shares/debentures
2. Extending loans to subsidiaries/ associates/ for making inter-corporate deposits
3. Purchase of land, including payment for Floor Space Index (FSI) premium charges, Transferable Development Rights (TDR) Cost and other charges / fees payable to various municipal /government authorities / other bodies and other incidental expenses.
4. Any speculative purposes

Any activity not eligible for Bank's credit as per RBI guidelines issued from time to time

13 Borrower/Obligor shall:

i. maintain proper books of accounts to accurately reflect its financial condition;
ii. keep the Bank informed of the happening of any event which is likely to have an impact on their profit or business and the remedial steps proposed to be taken;
iii. pay the service charges as per the Banks standard [illegible] charges

14 Restricted Payments: The borrower shall intimate the Bank

i. repay any principal or interest on any loans availed from the shareholders/directors/ partners/proprietor/co-parceners, relatives, friends or any other affiliates (as the case may be) as at the date of the execution of this [illegible]

TERMS COMMON TO FACILITIES COVERED IN PART I

2. declare dividend for any year except out of profits of the current year and subject to no default in payment/repayment obligation to the Bank.

15. Borrower/Obligor shall not, without the prior written approval of the Bank:

   i. enter into any merger/amalgamation etc or do a buyback;
   ii. wind up/liquidate its affair or agree/authorize to settle any litigation/arbitration having a material adverse effect;
   iii. wind up, liquidate or dissolve its affairs or take any steps for its voluntary winding up or liquidation or dissolution
   iv. avail any loan; and/or stand as surety or guarantor for any third party liability or obligation and/or provide any loan or advance to any third party
   v. dispose its assets other than as permitted by the Bank in writing

   Borrower/Obligor shall not, without the prior intimation of the Bank:

   vi. change the general nature of its business or undertake any expansion (over and above as declared in the projection during current sanction) or invest in any other entity;
   vii. permit any change in its ownership/control/management (including by pledge of promoter/sponsor shareholding in the Borrower to any third party)/beneficial owner or enter into arrangement whereby its business/ operations are managed or controlled, directly or indirectly, by any other person. Unlisted Borrower shall submit yearly certificate to confirm compliance of the same.
   viii. encumber it's assets.
   ix. pay any commission, brokerage or fees to its promoters/directors/guarantors /security providers;
   x. make any amendments to it's constitutional documents;

16. Assignment: The Bank shall have a right to sell or transfer whole or part of the Facility to any person/entity under such terms and conditions as the Bank may decide in its sole discretion without consent of, or prior intimation to, the Borrower/obligors

17. Set-Off: The Bank shall have the right to settle any overdue indebtedness owed by the Borrower to the Bank under any document/agreement, by adjusting, setting-off any deposit(s) and/or transferring monies lying to the balance of any account(s) held by the Borrower with the Bank without giving prior notice to the Borrower. The Bank's rights hereunder shall not be affected by the Borrower's bankruptcy, death or winding-up.

18. Hedging: Not Applicable

19. Insurance: All the assets secured to the Bank shall be insured for full value covering all risks with bank's interest noted therein and a copy of the Insurance Policie(s) is to be submitted to the Bank

20. Inspection/ Stock Audit: The Borrower shall permit the Bank/its consultants to

   1. inspect the Borrower's premises, assets, documents in the possession of the Borrower minimum once in a year.
   2. Stock audit once in a year
   3. conduct forensic audit in case of irregularities/ default.

   In case the goods are stored in rented premises, letter of no lien and free access to be submitted from the owner of premises

   The cost of inspection/audit is to be borne by the Borrower.

21. Financial Information: Borrower shall provide Bank provisional financial statements within 90 days of year end and audited financial statement within 6 of financial year end

22. 1. Information Undertaking: The Borrower shall, within 45 days of each month end, provide management MIS report containing details on key operational parameters, business highlights like GMV, Contribution Margin, expenses, receivables, cash position /investments and such other details as mutually agreed between the Borrower and the Bank
   2. The Borrower will furnish information/documents including monthly/quarterly/annual financial documents as may be required by the Bank for review/renewal of credit facility sanctioned
   3. Borrower/ Guarantor to undertake to inform Axis Bank of any such event that has or is likely to result in the EoDs within 21 days of receiving such information/ communication

The Borrower will furnish information/documents including financial documents as may be required by the Bank for review/renewal of credit facility now [illegible]

YATRA ONLINE LIMITED

TERMS COMMON TO FACILITIES COVERED IN PART I

23. Limit cancellation clause: The Bank shall have an unconditional right to cancel the undrawn/unavailed/unused portion of the Facility at any time during the subsistence of the Facility without any prior notice to the Borrower, for any reason whatsoever. In case of such cancellation, all the provisions of this sanction shall continue to be effective and valid and the Borrower shall repay the Facility in accordance with the terms of this sanction

24. External rating: Waived

25. Documentation: Bank's standard documents

26. Related party transaction: The borrower to intimate the Bank if the related party transaction exceeds 25% of the total turnover as per last audited financials by using the Credit line sanctioned by our Bank.

27. If the Borrower has availed facilities from a Related Party, then an undertaking to be submitted from the Related Party to the Bank confirming that the financial debt extended by the Related Party to the Borrower shall not be assigned or transferred to any person other than another Related Party or a bank or a financial institution.

28. Regulatory Conditions

1. In case of standalone Bank Guarantee / Letter of Credit facilities sanctioned by the Bank, if any, the customer should submit an undertaking to the effect that it has not availed any FB facility from any other Bank.
2. In case of any update in the KYC documents submitted at the time of establishment of business relationship / account-based relationship and thereafter, as necessary, the same shall be submitted to the Bank within 30 days of update for updation in Bank's records.
3. Under no circumstances shall the Facility be utilised for Subscription to or Purchase of shares/debentures/any speculative purposes/activities not eligible for bank credit as per RBI guidelines
4. Legal Entity Identifier Code (Mandatory Submission for borrower having total banking exposure of Rs.10 crs and above): This sanction is subject to submission of Legal Entity Identifier Code and to be renewed periodically as per Global Legal Entity Identifier Foundation (GLEIF) guidelines and Further as LEI is made mandatory for all customers enjoying exposure of Rs.5 crore, it is suggested that the firm/company takes necessary steps to arrange for obtaining LEI and submit to the Bank at its earliest
5. The lender does not have an obligation to meet further requirements of the borrowers on account of growth in business etc without proper review of credit limits
6. The Borrower shall submit information as required vide RBI circular DBOD No BP. BC. 94/08.12.001/2008-09 dated December 8, 2008 in Annexure I and Annexure III
7. UFCE: The Borrower shall provide the Unhedged Foreign Currency Exposure (UFCE) Certificate on a quarterly basis within 30 days from the end of quarter. On annual basis, the borrower shall submit UFCE certificate duly audited and certified by its statutory auditor
8. Beneficial Ownership Declaration: The borrower shall provide an undertaking w.r.t. to declaration of beneficial owner in line with the RBI guidelines.
9. Wilful Defaulter: The Borrower shall not induct a person identified as wilful defaulter by RBI or CIBIL or any other authorised agency as it's director/senior officer/partner / member/ trustee and shall take expeditious and effective steps for removal of such person if so inducted
10. Auditor: The Borrower [illegible] co-operate with such auditors as may be appointed by the Bank with a view to obtain specific certificate regarding utilisation/diversion/siphoning of funds [illegible] provide the necessary information and/or documents as may be required by such auditors and bear all the expenditure in respect of obtaining the said certificate.
11. Disclosure: The Bank shall be entitled to disclose all information relating to the Borrower to Credit Information Companies ("CIC") authorised by RBI and/or any other agency. Any CIC and any other agency so authorised may use, process the said information and data disclosed by the Bank in the manner as deemed fit by them to other banks / financial institutions / credit providers and the Borrower shall not hold the Bank liable in any manner for use of such information
12. Connected Lending Undertaking: The borrower shall undertake that
13. None of the directors of Axis Bank or relatives of directors (as defined in the RBI Master Circular - Loans and Advances - Statutory and Other Restrictions) is a director / partner / manager [illegible] employee or guarantor [illegible]

Yatra Online Limited [illegible]

	TERMS COMMON TO FACILITIES COVERED IN PART I the borrower or of the holding company of the borrower and that none of them hold substantial interest in the borrower or its subsidiary or its holding company 14. to the best of the borrower's knowledge none of the directors of any other bank or the subsidiaries of the banks or trustees of mutual funds / venture capital funds set up by the banks or their relatives as defined in the RBI Master Circular - Loans and Advances - Statutory and Other Restrictions is a director / partner, manager, managing agent employee or guarantor of the borrower and that none of them holds substantial interest in the borrower. 15. to the best of the borrower's knowledge none of senior officials of the bank or the participating banks under consortium or their relatives as defined in the RBI Master Circular - Loans and Advances - Statutory and Other Restrictions is a director / partner, or guarantor or members of HUF of the borrower and that none of them hold substantial interest in the borrower. in case, if any of the above stated declarations is breached, the borrower shall inform the bank immediately. In case of non-compliance with the undertaking or giving wrong undertaking in relation to Connected Lending, at any time during the currency of loan the bank reserves the right to recall the loan immediately.
29	NOTE: Terms given in Sanction Letter are not exhaustive and Financing Documents to be referred to for detailed terms.

YATRA ONLINE LIMITED

Annexure II

Classification as Special Mention Account (SMA) and Non-Performing Asset (NPA)

(a) Borrower is aware that the RBI has issued a circular bearing no. RBI/2021-2022/125 DOR.STR.REC.68/21.04.048/2021-22 on 'Prudential Norms on Income Recognition, Asset Classification and Provisioning, pertaining to Advances – Clarifications' dated 12-11-2021, and the Borrower agrees, undertakes and confirms that the Bank has brought the following clarifications to the notice of the Borrower and the Borrower confirms of having apprised of as follows:

(i) **Dues:** shall mean the principal / interest / any charges levied on the loan account which are payable within the period stipulated as per the terms of sanction of the credit facility.

(ii) **Overdue:** shall mean the principal / interest / any charges levied on the loan account which are payable, but have not been paid within the period stipulated as per the terms of sanction of the credit facility. In other words, any amount due to the bank under any credit facility is 'overdue' if it is not paid by the due date fixed by the bank.

(iii) **Relevance of the principle of 'First In First Out' (FIFO) in appropriation of payments into the Borrower's account:** The principle of FIFO i.e. 'First In, First Out' accounting method is relevant to arrive at the number of days overdue for determining the SMA/NPA status. The FIFO principle assumes that the oldest outstanding dues in the loan account needs to be cleared first. The FIFO method thus requires that what is due first must be paid by the Borrower first. For example, if in any loan account as on 01-02-2021, there are no overdues and an amount of INR X is due for payment towards principal instalment / interest / charges, any payment being credited on or after 01-02-2021 in the loan account will be used to pay off the dues outstanding on 01-02-2021.
Assuming that nothing is paid / or there is partial payment (INR Y) of dues during the month of February, the overdue as on 01-03-2021 will be INR X - INR Y.
Additionally, an amount of INR Z becomes due as on 01-03-2021. Now any payment partial payment into the account on or after 01-03-2021 will be first utilized to pay off the partial due of 01-02-2021 (INR X - INR Y). If there is more recovery than the INR X - INR Y, then after recovering dues of 01-02-2021, the remaining amount will be appropriated towards full or partial recovery, as the case may be, of dues of 01-03-2021 and so on and so forth.

(iv) **Age of oldest dues:** The age of oldest dues is reckoned in days from the date on which the oldest payment is due and continues to remain unpaid. In the aforesaid illustration, if the dues relating to 01-02-2021 remain unpaid till 01-03-2021, the age of the oldest dues is reckoned as 29 days on 02-03-2021.

(b) **Classification as Special Mention Account (SMA) and Non-Performing Asset (NPA)**

Lending institutions will recognize the incipient stress in loan accounts, immediately on default, by classifying them as Special Mention Accounts (SMA). The basis of classification of SMA / NPA category shall be as follows:

Loans other than revolving facilities		Loans in the nature of cash credit / overdraft	
SMA Sub categories	Basis for classification – Principal or interest payment or any other amount wholly or partly overdue	SMA Sub-categories	Basis for classification – Outstanding balance remains continuously in excess of the sanctioned limit or drawing power, whichever is lower, for a period of
SMA 0	Up to 30 days	NA	NA
SMA 1	More than 30 days and Up to 60 days	SMA 1	More than 30 days and Up to 60 days
SMA 2	More than 60 days and Up to 90 days	SMA 2	More than 60 days and Up to 90 days

(c) **Non-performing Asset:**

Non-Performing Asset (NPA) is a loan or an advance where:

- (i) Interest and/or instalment of principal remains overdue for a period of more than 90 days in respect of a term loan,
- (ii) The account remains 'out of order' as indicated below, in respect of an Overdraft / Cash Credit (OD / CC),
- (iii) The bill remains overdue for a period of more than 90 days in the case of bills purchased and discounted,
- (iv) The instalment of principal or interest thereon remains overdue for two crop seasons for short duration crops
- (v) The instalment of principal or interest thereon remains overdue for one crop season for long duration crops.

(d) **'Out of Order' Status**

An account shall be treated as 'out of order' if:

- (i) The outstanding balance in the CC / OD account remains continuously in excess of the sanctioned limit / drawing power for 90 days, or
- (ii) The outstanding balance in the CC / OD account is less than the sanctioned limit / drawing power but there are no credits continuously for 90 days, or the outstanding balance in the CC/OD account is less than the sanctioned limit / drawing power but credits are not enough to cover the interest debited during the previous 90 days period.

Illustrative movement of an account to SMA category to NPA category based on delay / non-payment of dues and subsequent upgradation to Standard category at day end process is provided.

Due date of payment	Payment date	Payment covers	Age of oldest dues in days	SMA /NPA categorisation	SMA since date / SMA class date	NPA categorization	NPA Date
01.01.2022	01.01.2022	Entire dues upto 01.01.2022	0	NIL	NA	NA	NA
01.02.2022	01.02.2022	Partly paid dues of 01.02.2022	1	SMA-0	01.02.2022	NA	NA
01.02.2022	02.02.2022	Partly paid dues of 01.02.2022	2	SMA-0	01.02.2022	NA	NA
01.03.2022		Dues of 01.02.2022 not fully paid 01.03.2022 is also due at EOD 01.03.2022	29	SMA-0	01.02.2022	NA	NA
		Dues of 01.02.2022 fully paid. Due for 01.03.2022 is not paid at EOD 01.03.2022	1	SMA 0	01.03.2022	NA	NA
		No payment of full dues of 01.02.2022 and 01.03.2022 at EOD 03.03.2022	31	SMA-1	01.02.2022 / 03.03.2022	NA	NA
		Dues of 01.02.2022 fully	1	SMA-0	01.03.2022	NA	NA

		paid, due for 01.03.2022 not fully paid at EOD 01.03.2022					
01.04 2022		No payment of dues of 01.02.2022, 01.03.2022 and amount dues on 01.04.2022 at EOD 01.04.2022	60	SMA-1	01 02 2022 / 02.04 2022	NA	NA
		No payment of dues of 01.02.2022 till 01.04.2022 at EOD02.04.2022	61	SMA 2	01 02.2022 / 02.04.2022	NA	NA
01.05.2022		No payment of dues of 01.02.2022 till 01.05.2022 at EOD 01.05.2022	90	SMA 2	01.02.2022 / 02.04 2022	NA	NA
		No payment of dues of 01.02.2022 till 01.05.2022 at EOD 02.05.2022	91	NPA	NA	NA	02.05 2022
01.06.2022	01.06.2022	Fully paid dues of 01.02.2022 at EOD 01.06.2022	93	NPA	NA	NPA	02.05. 2022
01.07.2022	01.07.2022	Paid entire dues of 01.03.2022 & 01.04.2022 at EOD 01.07.2022	62	NPA	NA	NPA	02 05. 2022
01.08.2022	01.08.2022	Paid entire dues of 01.05.2022 & 01.06.2022 at EOD 01.08.2022	32	NPA	NA	NPA	02.05 2022
01 09.2022	01.09.2022	Paid entire dues of 01.07.2022 & 01.08.2022 at EOD 01.09.2022	[illegible]	NPA	NA	NPA	02 05 2022
01 10.2022	01.10.2022	Paid entire dues of 01.09.2022 & 01.10.2022	0	Standard Account with No Overdues	NA	NA	STD from 01 10 2022

(e) The Borrower agrees and acknowledges that the manner of classification and illustrations of SMA and NPA as provided in sub-clauses (a) to (d) above are only one of the various manners in which the Bank is required to classify accounts as SMA / NPA as per the various applicable regulations and guidelines issued by RBI from time to time and:

(i) the same is liable to change / modification as per the requirements of the aforesaid regulations and guidelines. Any such change shall be intimated by the Bank to the Borrower from time to time and the Borrower agrees and acknowledges that such intimation shall accordingly modify the manner and illustrations [illegible] herein without a need for further amendment to the Agreement or [illegible] [illegible] specific acknowledgment of the Borrower; and

(ii) the Bank shall have the right to classify the account of the Borrower with the Bank as SMA / NPA as per the applicable regulations / guidelines issued by RBI from time to time even though the manner of classification and the illustrations thereof are not set forth in this Agreement or the Sanction Letters.

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